EXHIBIT 11.1
                              COMFORCE CORPORATION
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                             AND EQUIVALENT SHARE OF
                        COMMON STOCK for the years ended
                        December 31, 1995, 1994 and 1993
                      (In thousands, except per share data)



  Line                                                                   1995        1994*     1993*
- ---------                                                             ---------   ---------  ---------

 AVERAGE SHARES OUTSTANDING
    1    Weighted average number of shares of common stock
            outstanding during the period                                4,596       3,195      3,149
    2    Net additional shares assuming stock options and warrants
           exercised and proceeds used to purchase treasury shares           -           -        507
                                                                      ---------   ---------  ---------
    3    Weighted average number of shares and equivalent shares
           of common stock outstanding during the period                 4,596       3,195      3,656
                                                                      =========   =========  =========

 EARNINGS (LOSS)

    4    Loss from continuing operations                               ($4,332)    ($2,282)   ($1,456)
                                                                      =========   =========  =========
    5    Amount for per share computation                              ($4,332)    ($2,282)   ($1,456)
                                                                      =========   =========  =========

    6    Loss before extraordinary credit                              (21,543)   ($18,502)    (1,672)
                                                                      =========   =========  =========
    7    Amount for per share computation                             ($21,543)   ($18,502)   ($1,672)
                                                                      =========   =========  =========

    8    Net earnings (loss)                                           (14,886)    ($9,537)   (20,385)
                                                                      =========   =========  =========
    9    Amount for per share computation                             ($14,886)    ($9,537)  ($20,385)
                                                                      =========   =========  =========

 PER SHARE AMOUNTS

         Loss before extraordinary credit
           (line 5 / line 3)                                            ($0.95)     ($0.72)    ($0.39)
                                                                      =========   =========  =========
         Loss before extraordinary credit
           (line 7 / line 3)                                            ($4.69)     ($5.80)    ($0.45)
                                                                      =========   =========  =========
         Net earnings (loss)
           (line 9 / line 3)                                            ($3.24)     ($2.99)    ($5.58)
                                                                      =========   =========  =========

         Earnings (loss) per share is computed by dividing net earnings (loss), less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, outstanding during the period. Fully diluted earnings (loss) per share are not presented since the result is equivalent to primary earnings (loss) per share.

       _______________________________________________
       *  As reclassified for discontinued operations.